UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2022

USA TRUCK INC.

(Exact name of registrant as specified in charter)

Delaware	1-35740	71-0556971
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of principal executive offices)	(Zip Code)

479-471-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	USAK	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01          Entry into a Material Definitive Agreement.

On January 31, 2022, USA Truck, Inc., a Delaware corporation (the “Company”) entered into a new senior secured revolving credit facility (the “Credit Facility”) with a group of lenders and BMO Harris Bank, N.A., as agent (“Agent”).  Contemporaneously with the funding of the Credit Facility, the Company paid off the obligations under its prior credit facility and terminated such facility.

The Credit Facility is structured as a $130.0 million revolving credit facility, with an accordion feature that, so long as no event of default exists, allows the Company to request an increase in the revolving credit facility of up to $60 million, exercisable in increments of $20 million.  The Credit Facility is a five-year facility scheduled to terminate on January 31, 2027.  Borrowings under the Credit Facility are classified as either “SOFR Loans” or “Base Rate Loans”.  SOFR Loans accrue interest at SOFR plus an applicable margin that is set at 1.25% through March 31, 2022 and adjusted quarterly thereafter between 1.25% and 1.75% based on the Company’s consolidated fixed charge coverage ratio.  Base Rate Loans accrue interest at a base rate equal to the Agent’s prime rate plus an applicable margin that is set at 0.25% through March 31, 2022 and adjusted quarterly thereafter between 0.25% and 0.75% based on the Company’s consolidated fixed charge coverage ratio.  The Credit Facility includes, within its $130.0 million revolving credit facility, a letter of credit sub-facility in an aggregate amount of $15.0 million and a swing line sub-facility in an aggregate amount of $25.0 million.  An unused line fee of 0.25% is applied to the average daily amount by which the lenders’ aggregate revolving commitments exceed the outstanding principal amount of revolver loans and the aggregate undrawn amount of all outstanding letters of credit issued under the Credit Facility.  The Credit Facility is secured by a pledge of substantially all of the Company’s assets, with the notable exclusions of any real estate or revenue equipment financed outside the Credit Facility.

Borrowings under the Credit Facility are subject to a borrowing base limited to (A) the sum of (i) 85.0% of eligible accounts receivable, plus (ii) 90.0% of eligible investment grade accounts receivable (reduced to 85.0% in certain situations), plus (iii) the lesser of (a) 85.0% of eligible unbilled accounts receivable and (b) $17.5 million, plus (iv) the product of 85.0% multiplied by the net orderly liquidation value percentage applied to the net book value of eligible revenue equipment.  The borrowing base is reduced by an availability reserve, including reserves based on dilution and certain other customary reserves.  The Credit Facility contains a single springing financial covenant, which requires a consolidated fixed charge coverage ratio of at least 1.0 to 1.0.  The financial covenant springs only in the event excess availability under the Credit Facility drops below (i) 10.0% of the lenders’ total commitments under the Credit Facility and (ii) $13.0 million. As of the closing, excess availability under the Credit Facility was approximately $122.1 million.

The Credit Facility includes usual and customary events of default for a facility of this nature and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the Credit Facility may be accelerated, and the lenders’ commitments may be terminated.  The Credit Facility contains certain restrictions and covenants relating to, among other things, dividends, liens, acquisitions and dispositions, affiliate transactions, and other indebtedness.

This description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility, which will be filed with the Company’s Form 10-Q for the quarter ending March 31, 2022.

Item 2.02  Results of Operations and Financial Condition

On February 3, 2022, the Company issued a press release announcing its results of operations for the fourth quarter of 2021.  A copy of the press release is furnished hereto as Exhibit 99.1.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

99.1 Press release issued by the Company on February 3, 2022.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

The information contained in Items 2.02 and 9.01 of this report and the exhibit hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or otherwise subject to the liabilities of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	February 3, 2022	/s/ Zachary B. King
Zachary B. King
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
99.1	Press release issued by the Company on February 3, 2022.